EXHIBIT NO. 21

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

LIST OF SUBSIDIARIES

Name	State of Incorporation	Percentage Owned
Commonwealth Telephone Company	PA	100%
Commonwealth Telephone Management Services, Inc.	PA	100%
CTSI, LLC (Subsidiary of Commonwealth Telephone Company)	PA	100%
CTE Services, Inc.	PA	100%
CTE Holdings, Inc.	PA	100%
CTE Telecom, LLC d/b/a epix Internet Services and Commonwealth Long Distance Company (Subsidiary of Commonwealth Telephone Company)	PA	100%
TMH, Inc.	DE	100%
Mobile Plus, Inc.	DE	100%
CTE Delaware Holdings, LLC	DE	100%
Commonwealth Communication, LLC d/b/a Commonwealth Communications	DE	100%